UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                       17(a) of the Public Utility Holding
                    Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940

             ( ) Check this box if no longer subject to Section 16

        Form 4 or Form 5 obligations may continue. See Instructions 1(b)



1. Name and Address of Reporting Person
   William Fink
   C/O Cytation.com Incorporated
   809 Aquidneck Avenue
   Middletown, RI  02842
   US


2. Issuer Name and Ticker or Trading Symbol

   Cytation.com Incorporated

   OTC:BB "CYTA"

3. IRS or Social Security Number of Reporting Person (Voluntary)

   N/A

4. Statement for Month/Year

   October 31, 1999


5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other

   (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |      |7.Nature of Indirect
                           | Transaction |  or Disposed of (D)              |  Securities       |6.Dir |  Beneficial Ownership
                           |      |      |                                  |  Beneficially     |ect   |
                           |      |    | |                  |   |           |  Owned at End     |(D)or |
                           |      |    | |                  | A/|           |  of Issuer's      |Indir |
                           | Date |Code|V|    Amount        | D |    Price  |  Fiscal Year      |ect(I)|
__________________________________________________________________________________________________________________________________
COMMON STOCK (voting)      |10/27/|S   | |    50,000        |D  |    $4.00/ |  671,636          |D     |N/A
                           |99    |    | |                  |   |    Share  |                   |      |
----------------------------------------------------------------------------------------------------------------------------------
__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|
___________________________________________________________________________________________________________________________________
                                                                                                                      <C
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
___________________________________________________________________________________________________________________________________

Explanation of Responses


-----------------------------

SIGNATURE OF REPORTING PERSON

/s/ William Fink

DATE

November 10, 1999